EXHIBIT 5.1

Steven M. Przesmicki

+1 858 550 6070

przes@cooley.com

May 22, 2020

Dynavax Technologies Corporation

2100 Powell Street, Suite 900

Emeryville, CA 94608

Ladies and Gentlemen:

We have acted as counsel to Dynavax Technologies Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 16,100,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share, including up to 2,100,000 shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to the Registration Statement on Form S-3 (No. 333-219781) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the related prospectus supplement dated May 21, 2020, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Prospectus, (c) the Company’s Sixth Amended Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws, each as currently in effect, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents other than by the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K for incorporation by reference into the Registration Statement.

COOLEY LLP 4401 EASTGATE MALL SAN DIEGO, CA 92121

T: (858) 550-6000 F: (858) 550-6420 COOLEY.COM

Dynavax Technologies Corporation

May 22, 2020

Page Two

Sincerely,

Cooley LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

COOLEY LLP 4401 EASTGATE MALL SAN DIEGO, CA 92121

T: (858) 550-6000 F: (858) 550-6420 COOLEY.COM